Exhibit 10.1

THE COLONIAL BANCGROUP, INC.

2007 STOCK PLAN FOR DIRECTORS

1. Purposes of Plan. The purposes of the Plan are to attract and retain well-qualified persons for service as Directors of the Company and its Subsidiaries and to provide incentives to such persons through the award of Shares of Common Stock of the Company by (i) payment of all or a portion of Directors’ fees in Common Stock, and (ii) Restricted Stock Awards, as deemed appropriate by the Compensation Committee of the Company and as allowed by law.

2. Definitions. For purposes hereof, the following words and phrases shall have the meanings indicated:

(a) “Award” means a grant under this Plan of Restricted Stock.

(b) “Award Agreement” means an agreement entered into by the Company and a Director setting forth the terms and provisions applicable to Awards granted under this Plan.

(c) “BancGroup Director” means any director of The Colonial BancGroup, Inc.

(d) “Bank Director” means any director of Colonial Bank, N.A., a subsidiary of The Colonial BancGroup, Inc.

(e) “Board” means the board of directors of the Company or any Subsidiary.

(f) “Change in Control” means (i) the occurrence of a transaction with respect to which either a notice or application must be filed with the Federal Reserve Board under the provisions of 12 C.F.R. § 225.41, Code of Federal Regulations, or any successor thereto (concerning the acquisition of control of a bank or bank holding company), or approval must be obtained under 12 C.F.R. § 225.11, Code of Federal Regulations, or any successor thereto (concerning acquisition by a bank holding company of a bank or bank holding company), and as a result of which more than 50% of the outstanding shares of the Company, or any successor thereof, are owned or controlled by any person or entity, or group acting in concert, which, prior to such transaction, owned or controlled less than 50% of the shares of the Company, (ii) individuals who were directors of the Company immediately prior to a Control Transaction (as defined below) shall cease within one year of such Control Transaction, to constitute a majority of the Board of Directors of the Company, or (iii) the Company is merged or consolidated with another corporation and the Company is not the surviving corporation or survives as a subsidiary of another corporation, or the Company sells or otherwise disposes of substantially all its assets. “Control Transaction” shall be (i) any tender offer for or acquisition of shares of the Company, (ii) any merger, consolidation, or sale of substantially all the assets of the Company, (iii) any contested election of directors of the Company, or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

(g) “Closing Price” means the closing price of the Common Stock of the Company as reported by the New York Stock Exchange (“NYSE”) or such other market value as the Board of Directors of BancGroup shall determine if the Common Stock ceases to be quoted on the NYSE.

(h) “Committee” means the Compensation Committee of the Company.

(i) “Common Stock” means Shares of Common Stock, $2.50 par value per Share, of the Company.

(j) “Company” means The Colonial BancGroup, Inc.

(k) “Director” means a BancGroup Director, Bank Director, or Regional Director, as applicable under the context.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m) “Fair Market Value,” for purposes of Section 3(b), shall be determined on the basis of the closing sale price on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported. In determining the value of shares for purposes of Section 3(a), value shall be determined as specifically provided in Section 3(a).

(n) “Grant Date” means the date the Compensation Committee approves a Restricted Stock Award.

(o) “Grant Price” means the closing price of Colonial BancGroup Inc (CNB) stock on the date a Restricted Stock Award is granted.

(p) “Meeting” means a regular or special meeting of the Board.

(q) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time or the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock are subject to a substantial risk of forfeiture.

(r) “Plan” means The Colonial BancGroup, Inc. 2007 Stock Plan for Directors, as set forth herein and as the same may subsequently be amended or modified.

(s) “Plan Year” means the first day of the calendar year through the last day of the same calendar year.

(t) “Regional Director” means any person who serves as a regional or local director with respect to Colonial Bank, N.A.

(u) “Regular Fees” means that amount of the fees payable to a Director in cash, and without regard to attendance at Meetings, during a Plan Year.

(v) “Restricted Stock” means Common Stock of the Company issued under this Plan to a Director with regard to which restrictions apply as provided herein.

(w) “Restricted Stock Award” means an award of Common Stock made under the Plan not received or vested, but shall become free and clear from all restrictions and encumbrances upon the expiration of the Term or Tenure of such Director as set forth in the Award Agreement evidencing such Award.

(x) “Shares” means shares of Common Stock of the Company as defined herein.

(y) “Section 409A” means Internal Revenue Code Section 409A and the regulations thereunder.

(z) “Subsidiary” means a subsidiary of the Company, or any subsidiary of a Subsidiary.

(aa) “Supplemental Fees” means fees paid to a Director for attendance at Board meetings, special Meetings of the Board, or otherwise, and which are paid only on an ad hoc basis.

(bb) “Term” means a term of one year, commencing on January of each year, in the case of Bank Directors and Regional Directors, and one year of a BancGroup Director’s three year term commencing with the annual meeting of shareholders of the Company.

(cc) “1933 Act” means the Securities Act of 1933.

Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Masculine pronouns used herein shall be deemed to refer both to women and men.

3. Election or Award of Restricted Shares of Common Stock In Lieu of Cash for Director Fees.

(a) Subject to the restrictions and risks of forfeiture contained in Section 6 below, each Director may elect to receive that number of whole Shares of Common Stock, rounded to the nearest whole number, determined by dividing the Regular Fees the Director is to receive during the Plan Year by the average of the closing prices of Common Stock for the period as described in A, B or C below, as applicable. A Director must make the election to receive a percentage of his or her Director’s fees in stock prior to the beginning of the Plan Year. If the Director makes an election and does not change or revoke the election prior to the beginning of a subsequent Plan Year, the election shall remain in effect. An election is irrevocable for the Plan Year. For the purposes of this Plan, “closing price” shall mean the closing price of the Common Stock as reported by the New York Stock Exchange (“NYSE”) or such other market value as the Board of Directors of BancGroup shall determine if the Common Stock ceases to be quoted on the NYSE.

When any Director is elected for a Term commencing after the first day of the Plan Year or ending prior to the last day of the Plan Year, the Regular Fees used in calculating the amount subject to this Section 3(a) shall be reduced to reflect the number of Meetings expected to be held during such Plan Year, or the number of months remaining in such Plan Year, as may be appropriate, treating the Meeting on the day of his election as the first Meeting of the Term and the Meeting on the day Directors are elected for a succeeding Term as the last Meeting during the Term. In the event the Regular Fees shall be increased, Directors then in office shall be awarded additional Shares of Common Stock based upon the average of the closing prices of the Common Stock for the applicable period described in A, B or C below, treating only the amount of such increase as the Regular Fees used in the calculation of the additional amount under this Section 3(a). In the event the Regular Fees shall be decreased, the number of Shares of Common Stock subject to this Section 3(a) for Directors then in office shall be decreased based upon such average of the closing prices of the Common Stock prior to their election, treating the amount of such decrease as the amount by which the number of Shares to be awarded shall be decreased.

A Director may also elect to receive Common Stock at the end of the Plan Year based upon the amount of Supplemental Fees such Director would have been entitled to receive during such Plan Year, subject to the restrictions and risks of forfeiture contained in Section 6 below, provided such Director has elected to receive Common Stock in lieu of cash payment prior to the beginning of the Plan Year. The number of Shares to which the Director is entitled shall be calculated at the end of the Plan Year and shall be equal to that number of whole Shares of Common Stock, rounded to the nearest whole number, determined by dividing the Supplemental Fees the Director would have received during the Plan Year by the average of the closing prices of the Common Stock for the period described in A, B or C below, as applicable.

With regard to the election to receive Common Stock in lieu of cash compensation as provided in this Section 3(a):

A. For BancGroup Directors, a minimum of 25% of all fees (Regular Fees and Supplemental Fees) earned during each quarter must be paid in stock. The Director must make an annual election prior to the beginning of the Plan Year to receive 25%, 40%, 50%, 60%, 75% 85% or 100% of his or her fees in stock. The value of stock issued will be the five day average of BancGroup stock closing prices for a five day period with the last day being the last business day of the calendar quarter in which services were rendered. Stock earned during the Plan Year will be accrued and remain restricted through the end of the Plan Year and will be paid on the last day of the month following the end of the Plan Year.

B. For Bank Directors, a minimum of 25% of all fees (Regular Fees and Supplemental Fees) earned during each quarter must be paid in stock. The Director must make an annual election prior to the beginning of the plan year to receive 25%, 40%, 50%, 60%, 75%, 85% or 100% of his or her fees in stock. The value of stock issued will be the five day average of BancGroup stock closing prices for a five day period with the last day being the last business day of the calendar year immediately preceding the Plan Year in which services were rendered. Stock earned during the Plan Year will be accrued and remain restricted through the end of the Plan Year and will be paid on the last day of the month following the end of the Plan Year.

C. Regional Directors will make an annual election to receive fees in cash or stock. The value of stock issued will be the five day average of BancGroup stock closing prices for a five day period with the last day being the last business day of the calendar year immediately preceding the Plan Year in which services were rendered. Stock earned during the Plan Year will be accrued and will remain restricted through the end of the Plan Year and will be paid on the last day of the month following the end of the Plan Year.

(b) In addition to the elections of Directors to receive payment of fees in stock, the Company may, from time to time, grant Shares of Restricted Stock to Directors in such amounts as the Committee shall determine. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. All Shares of Restricted Stock granted pursuant to this Section 3(b) shall be granted at Fair Market Value (non-discounted). Shares of Restricted Stock granted pursuant to this paragraph may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted under this Plan shall be available during the Director’s lifetime only to such Director.

The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Directors pay a stipulated purchase price for each Share of Restricted Stock, and/or restrictions under applicable federal or state securities laws. At the discretion of the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided herein, Shares of Restricted Stock granted under the Plan shall become freely transferable by the Director after the last day of the applicable Period of Restriction. During the Period of Restriction, Directors holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. During the Period of Restriction, Directors holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee may establish. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the dividend constitutes a derivative security or an equity security pursuant to Rule 16(a) under the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid. Each Restricted Stock Award Agreement shall set forth the extent to which the Director shall have the right to retain unvested Restricted Shares following termination of his or her position as a Director with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Director, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of service.

(c) Notwithstanding any other provision of this Plan except for adjustments for stock splits, stock dividends, and other events specified herein, no Director may elect to receive or be awarded more than 5,000 Shares of Common Stock for any Plan Year as defined in Section 2(bb).

4. Terms and Conditions of Award. A Restricted Stock Award shall be evidenced by a written Award Agreement in appropriate form between the Company and the Director. Any Director who fails to enter into a valid Award Agreement with the Company shall be ineligible to receive a grant of Restricted Stock as provided herein. Such Award Agreement shall be subject to the provisions of the Plan. The Award of any Common Stock to a Director under the Plan shall not entitle such Director to, or disqualify him from, a further Award of Common Stock under the Plan at a later date. Directors who serve as Directors of the Company and of one or more Subsidiaries are eligible for Awards of Common Stock in all such capacities.

Shares of Common Stock awarded and not vested under the Plan shall be awarded in the name of the Director only. All BancGroup Directors must execute a Special Power of Attorney allowing the Company to file Form 4 and Form 5’s on their behalf. No more than 5,000 Shares may be awarded to and/or elected by any Director in a particular Plan Year as determined on a combined basis under Sections 3(a) and (b).

5. Securities Laws and Securities Exchange Restrictions on Common Stock Elected or Awarded Under the Plan. The Company shall have no obligation to issue Shares of Common Stock hereunder until such time as registration of such Shares has become effective with the Securities and Exchange Commission and with the securities authority of any state or other jurisdiction in which such registration is required. In the case of all Shares of Common Stock elected or awarded under the Plan (unless such Shares have been registered under the 1933 Act), the election form and/or written Award Agreement evidencing the Award of such Shares shall contain a representation that such Shares are being acquired not with a view to resale or distribution and will not be sold or otherwise transferred by the Director to whom the election is provided or Award is made, except in compliance with the 1933 Act and rules and regulations thereunder. The election and/or Award Agreement may contain any other restrictions on the Shares of Common Stock that the Company deems advisable, including, without limitation, any restrictions necessary to meet the requirements of the NYSE or quotation system of a national securities association (including the NYSE) under which Shares of Common Stock are then listed or traded, and any Blue Sky or state securities laws applicable to the Shares of Common Stock. Share certificates issued in connection with elections or Awards of Common Stock under the Plan shall bear such legends and statements as the Company shall deem advisable to assure compliance with federal and state securities laws and regulations.

6. Deferred Vesting of Common Stock. A Director to whom a Restricted Stock Award has been made under the Plan shall not receive or be vested in the Common Stock awarded by reason of such Award, but shall receive and become vested in such Common Stock only upon the expiration of the Term of such Director as set forth in the written Award Agreement evidencing such Award, or upon such Director’s earlier death or removal without cause. Upon the occurrence of such event, payment shall be made to the Director in accordance with the Award on the last day of the month following the end of the Plan Year in which the event occurred. A Director who will receive all or a portion of his or her Director’s fees in the form of Common Stock as provided in Section 3(a) shall become vested in such Common Stock as of the last day of the Plan Year or upon such Director’s earlier death or removal without cause. Upon the occurrence of such event, payment shall be made to the Director on the last day of the month following the end of the Plan Year.

Any Shares of Common Stock awarded under the Plan pursuant to Section 3(b) or paid in lieu of cash compensation in accordance with Section 3(a) which are not vested (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law, and (b) shall be forfeited to the Company in the event the Director to whom such Shares were awarded ceases to be a Director for any reason other than death or removal without cause. Certificates for all Shares of Common Stock awarded under the Plan shall remain in the custody of the Company or its designated agent until the Shares represented thereby become vested. A Restricted Stock Award, if granted, will vest five years from the date of grant but will remain restricted until the Director resigns from service with BancGroup or due to death, failure to be nominated for another term by the Corporate governance committee or if nominated for another term and not approved by shareholder vote. Notwithstanding the foregoing, any restricted Shares issued under this Plan shall immediately vest upon the occurrence of a (i) Change in Control of the Company and (ii) upon dissolution of the Board of Directors of the Company.

With regard to a Director’s receipt of Shares of Common Stock in lieu of cash payment of Director’s fees pursuant to Section 3(a) above, delivery of such Shares shall be made on the last day of the month following the end of the Plan Year. As a result, the Company intends that the arrangement described in Section 3(a) shall be exempt from coverage of Internal Revenue Code Section 409A as a short-term deferral. Further, with regard to the Award of Restricted Stock pursuant to Section 3(b), the Company intends the arrangement to be exempt from coverage of Internal Revenue Code Section 409A as an exempted restricted stock program.

7. Amendment and Termination of the Plan. The Plan may be amended at any time by the Board of Directors of the Company; provided, however, that approval of the Company’s shareholders shall be obtained for any amendment which (a) materially increases the benefits accruing to Directors under the Plan; (b) materially increases the number of Shares that may be awarded under the Plan, or (c) materially modifies the requirements as to eligibility for participation in the Plan. The Plan will continue until discontinued or terminated by the Board. Notwithstanding the foregoing, however, no amendment, discontinuance, or termination of the Plan shall, without the consent of any persons affected thereby, alter or impair any rights or obligations created prior to such amendment, discontinuance, or termination.

8. Shareholder Rights. Directors to whom Shares of Common Stock have been awarded in lieu of Regular Fees under Section 3(a) of the Plan shall have all rights of shareholders to vote such Shares and to receive dividends thereon with respect to Shares of Common Stock so awarded, even though the Director’s interest in such Shares has not vested under Section 6 hereof, provided that dividends shall be paid and voting rights granted only on a quarterly basis as to that number of Shares a Director would be entitled to receive for the quarter calculated by dividing the number of Shares awarded for the Plan Year and divided by the number of quarters in the Plan Year. If Shares of Common Stock, as a result of a stock split or stock dividend or combination of Shares or any other change, or exchange for other securities, by reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise, shall be increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, the number of Shares of Common Stock shall be appropriately adjusted to reflect such action. If any such adjustment shall result in a fractional Share, such fractions shall be disregarded.

9. No Enlargement of Rights. An Award under the Plan or right to receive payment in Common Stock in lieu of cash compensation shall not confer upon any Director any right to continue in office and shall not restrict or interfere with any rights to effect his removal from office at any time in accordance with law and the regulations of the Company.

10. Withholding of Taxes. The Company may require, as a condition to the election to receive or Award of Common Stock under the Plan or to the delivery of the certificates for Shares when such Shares become vested, that the recipient pay to the Company or to the appropriate Subsidiary, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to the award or delivery to the Director of Shares of Common Stock. The Company, or the appropriate Subsidiary, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to such Director any federal, state or local taxes of any kind required by law to be withheld with respect to the Award or delivery of Common Stock under the Plan.

11. Authorization of Shares. Subject to adjustment as provided herein, the number of Shares available for grants under this Plan is 500,000. Neither (a) Shares that are issued in respect of awards that the Company or a Subsidiary either assumes in, or substitutes for awards that were issued by another party (or its predecessor) in a merger consolidation or acquisition or other transaction involving the Company or a subsidiary nor (b) Awards that are settled in the form of cash, shall be counted against the forgoing number of Shares reserved for issuance under the Plan. Any Shares authorized for use under this Plan which are not used during the existence of the Plan shall be deregistered. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, split-off or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under this Section as may be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. If any Award granted under this Plan is cancelled, rescinded, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan.

12. Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

13. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when personally delivered to the addressee or deposited in the United States mail, postage prepaid and properly addressed to the addressee’s last known address.

14. Internal Revenue Code Section 409A. This Plan is intended to be exempt from Section 409A requirements due to (i) the exemption for “short term deferrals” with regard to the payment of Director’s fees provided in Section 3(a) above, and (ii) the exemption for certain restricted stock plans with regard to the Restricted Stock provided in Section 3(b) above, pursuant to the terms of Section 409A. The Plan shall be amended as determined to be necessary by the Company to remain in compliance with the exemptions from Section 409A or otherwise for legal compliance.

15. Date. The effective date of this Plan is January 1, 2007. Notwithstanding the foregoing, with regard to individuals who are BancGroup Directors on January 1, 2007, any election pursuant to Section 3(a) above shall be effective January 29, 2007.

THE COLONIAL BANCGROUP, INC.

By:	/s/ Robert E. Lowder
Its:	Chairman, CEO and President

ATTEST:

/s/ David B. Byrne, Jr.
Its:	EVP, Secretary and General Counsel